EXHIBIT 10.7

EMPLOYMENT AGREEMENT OF LISA M. FOWLER

Exhibit 10.7

EMPLOYMENT AGREEMENT

This Agreement is made by and between First Clover Leaf Bank, a federal savings bank (the “Bank”), with its principal office in Edwardsville, Illinois, and Lisa Fowler (“Executive”) and is effective as of January 1, 2008 (the “Effective Date”). References herein to the “Company” mean First Clover Leaf Financial Corp., a Maryland corporation that owns 100% of the common stock of the Bank on the Effective Date. The Company is a signatory to this Agreement for the sole purpose of guaranteeing the Bank’s performance hereunder.

WHEREAS, Executive and the Bank entered into an employment agreement dated July 10, 2006 (the “Agreement”), pursuant to which Executive was employed as Senior Vice-President – Chief Lending Officer of the Bank; and

WHEREAS, Section 409A of the Internal Revenue Code (the “Code”), effective January 1, 2005, requires deferred compensation arrangements, including those set forth in employment agreements, to comply with its provisions and restrictions and limitations on payments of deferred compensation; and

WHEREAS, the Final Treasury Regulations issued under Code Section 409A in April of 2007 necessitate changes to the Agreement; and

WHEREAS, Executive has agreed to such changes; and

WHEREAS, the parties hereto desire to set forth the terms of the revised Agreement and the continuing employment relationship between the Bank and Executive.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.	POSITION AND RESPONSIBILITIES.

Executive shall serve as the Senior Vice President – Chief Lending Officer of the Bank. In this position, Executive shall be responsible for supporting the Chief Executive Officer in areas of leadership, direction, development and implementation of the policies and procedures for the lending function of the Bank. Executive shall be responsible for promoting and developing new lending business for the Bank. Executive shall be responsible for building and maintaining Bank relationships with the community, civic groups and local businesses, and will represent the Bank at related events. Executive shall stay abreast of regulations and legislation that directly affect the Bank. Executive also agrees to serve, if appointed or elected, as an officer and director of any subsidiary or affiliate of the Bank.

2.	TERM AND DUTIES.

(a)     The term of this Agreement and the period of Executive’s employment hereunder will begin as of the Effective Date and continue for a period of twelve (12) full calendar months thereafter. Commencing on the first anniversary date of this Agreement (the “Anniversary Date”), and continuing at each Anniversary Date thereafter, the Agreement shall renew for an additional year such that the remaining term shall be twelve (12) full calendar months; provided, however, that the Board of Directors of the Bank (the “Board”) shall, at least sixty (60) days before such Anniversary Date conduct a comprehensive performance evaluation and review of Executive for purposes of determining whether to extend this Agreement. The Board shall give Executive notice of its decision whether or not to renew this Agreement at least thirty (30) days and not more than sixty (60) days prior to the Anniversary Date, and if written notice of non-renewal is provided to Executive within said time frame, the term of this Agreement shall not be extended.

(b)     During the period of her employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence approved by the Chief Executive Officer, Executive shall devote substantially all her business time, attention, skill, and efforts to the faithful performance of her duties hereunder including activities and services related to the organization, operation and management of the Bank; provided, however, that, with the approval of the Board, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, business, social, religious, charitable or similar organizations which, in the Board’s judgment, will not present any conflict of interest with the Bank, or materially affect the performance of Executive’s duties pursuant to this Agreement. Notwithstanding the preceding sentence, no approval is required for Executive to participate or serve in (i) outside organizations in which Executive is serving as of the Effective Date; (ii) religious or educational organizations which Executive or Executive’s children may attend from time to time; or (iii) affiliates of such organizations.

3.	COMPENSATION, BENEFITS AND REIMBURSEMENT.

(a)     The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Section 2(b). Beginning on the Effective Date, the Bank shall pay Executive as compensation a salary of not less than One Hundred Thirty Thousand Dollars ($130,000) per year (“Base Salary”). Such Base Salary shall be payable bi-weekly, or with such other frequency as officers and employees are generally paid. During the period of this Agreement, Executive’s Base Salary shall be reviewed at least annually. Such review shall be conducted by the Chief Executive Officer, and the Bank may increase, but not decrease (except a decrease that is generally applicable to all employees) Executive’s Base Salary (with any increase in Base Salary to become “Base Salary” for purposes of this Agreement). In addition to the Base Salary, the Bank shall provide Executive at no cost to Executive with all such other benefits as are provided uniformly to permanent full-time employees of the Bank. Base Salary shall include any amounts of compensation deferred by Executive under qualified and nonqualified plans maintained by the Bank.

(b)     Executive will be entitled to participate in or receive benefits under any employee benefit plans including, but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident insurance plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank or the Company in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Executive will be entitled to participate in any incentive compensation and bonus plans offered by the Bank or the Company in which Executive is eligible to participate. Nothing paid to

Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.

(c)     In addition to the Base Salary, the Bank shall pay or reimburse Executive for all reasonable travel and other reasonable expenses incurred by Executive performing her obligations under this Agreement and may provide such additional compensation in such form and such amounts as the Chief Executive Officer may from time to time determine. The Bank shall reimburse Executive for her ordinary and necessary business expenses, including, without limitation, fees for memberships in such clubs and organizations as Executive and the Chief Executive Officer shall mutually agree are necessary and appropriate for business purposes, and travel and entertainment expenses, incurred in connection with the performance of her duties under this Agreement.

4.	PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.

(a)     Upon the occurrence of an Event of Termination (as herein defined) during Executive’s term of employment under this Agreement, the provisions of this Section 4 shall apply. As used in this Agreement, an “Event of Termination” shall mean and include any of the following:

(i)	the termination by the Bank of Executive’s full-time employment hereunder for any reason other than termination governed by Section 5 (Termination for Just Cause) or termination governed by Section 6 (termination due to Disability or death); or

(ii)	Executive’s resignation from the Bank’s employ for any of the following reasons:

(A)	the failure to appoint or reappoint Executive to the position set forth under Section 1;

(B)	a material change in Executive’s functions, duties, or responsibilities with the Bank, which change would cause Executive’s position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1;

(C)	a relocation of Executive’s principal place of employment by more than thirty (30) miles from its location at the Effective Date of this Agreement;

(D)	a material reduction in the benefits and perquisites to Executive from those being provided as of the later of the Effective Date or any subsequent Anniversary Date of this Agreement, other than an employee-wide reduction in pay or benefits;

(E)	a liquidation or dissolution of the Company or the Bank; or

(F)	a material breach of this Agreement by the Bank.

Upon the occurrence of any event described in clauses (A), (B), (C), (D), (E) or (F), above, Executive shall have the right to elect to terminate her employment under this Agreement by resignation upon not less than thirty (30) days prior written Notice of Termination, as defined in Section 9(a), given within ninety (90) days after the event giving rise to said right to elect. Notwithstanding the preceding sentence, in the event of a continuing breach of this Agreement by the Bank, Executive, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of her rights under this Agreement and this Section solely by virtue of the fact that Executive has submitted her resignation, provided Executive has remained in the employment of the Bank and is engaged in good faith discussions to resolve any occurrence of an event described in clauses (A), (B), (C), (D) or (F) above. The Bank shall have at least thirty (30) days to remedy any condition set forth in clause (ii)(A) through (F), provided, however, that the Bank shall be entitled to waive such period and make an immediate payment hereunder.

(iii)	(A) Executive’s involuntary termination by the Bank or the Company (or any successor thereto) on the effective date of, or at any time following, a Change in Control, or (B) Executive’s resignation from the employment with the Bank or the Company (or any successor thereto) following a Change in Control as a result of any event described in Section 4(a)(ii)(A), (B), (C), (D), or (F) above. For these purposes, a “Change in Control” shall mean a change in control of the Bank or the Company of a nature that: (i) would be required to be reported in response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or (ii) without limitation such a Change in Control shall be deemed to have occurred at such time as (a) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of Company’s outstanding securities except for any securities purchased by the Bank’s employee stock ownership plan or trust; or (b) individuals who constitute the Board of Directors of the Company on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least a majority of the directors of the Board, shall be, for purposes of this clause (b), considered as though he or she were a member of the Incumbent Board; or (c) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Company or similar transaction in which the Bank or Company is not the surviving institution occurs.

(b)     Upon the occurrence of an Event of Termination under Sections 4(a) (i) or (ii), on the Date of Termination, as defined in Section 9(b), the Bank shall be obligated to pay Executive, or, in the event of her subsequent death, her beneficiary or beneficiaries, or her estate, as the case may be, as severance pay or liquidated damages, or both, an amount equal to the sum of: (i) her earned but unpaid salary as of the date of her termination of employment with the Bank; (ii) the benefits, if any, to which she is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the Bank or Company’s officers and employees; (iii) the remaining payments that Executive would have earned, in accordance with Sections 3(a) and 3(b), if she had continued her employment with the Bank for twelve (12) full months following such Event of Termination, and had earned the maximum bonus or incentive award in each calendar year that ends during such term; and (iv) the annual contributions or payments that would have been made on Executive’s behalf to any employee benefit plans of the Bank as if Executive had continued her employment with the Bank for twelve (12) full months following such Event of Termination, based on contributions or payments made (on an annualized basis) at the Date of Termination. Any payments hereunder shall be made in a lump sum within thirty (30) days after the Date of Termination. . Notwithstanding the foregoing, in the event Executive is a Specified Employee (within the meaning of Treasury Regulations §1.409A-1(i)), then, to the extent necessary to avoid penalties under Code Section 409A, no payment shall be made to Executive prior to the first day of the seventh month following the Date of Termination in excess of the “permitted amount” under Code Section 409A. For these purposes, the “permitted amount” shall be an amount that does not exceed two times the lesser of: (i) the sum of Executive’s annualized compensation based upon the annual rate of pay for services provided to the Bank for the calendar year preceding the year in which occurs the Date of Termination or (ii) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Code Section 401(a)(17) for the calendar year in which occurs the Date of Termination. Payment of the “permitted amount” shall be made within thirty (30) days following the Date of Termination. Any payment in excess of the permitted amount shall be made to Executive on the first day of the seventh month following the Date of Termination. Such payments shall not be reduced in the event Executive obtains other employment following termination of employment.

(c)     Upon the occurrence of an Event of Termination under Section 4(a)(iii), on the Date of Termination, as defined in Section 9(b), the Bank shall be obligated to pay Executive, or, in the event of her subsequent death, her beneficiary or beneficiaries, or her estate, as the case may be, as severance pay or liquidated damages, or both, an amount equal to the sum of: (i) her earned but unpaid salary as of the date of her termination of employment with the Bank; (ii) the benefits, if any, to which she is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the Bank or Company’s officers and employees; (iii) the remaining payments that Executive would have earned, in accordance with Sections 3(a) and 3(b), if she had continued her employment with the Bank for an eighteen (18) month period following such Event of Termination, and had earned the maximum bonus or incentive award in each calendar year that ends during such term; and (iv) the annual contributions or payments that would have been made on Executive’s behalf to any employee benefit plans of the Bank or the Company as if Executive had continued her employment with the Bank for an eighteen (18) month period following such Event of Termination, based on contributions or payments made (on an annualized basis) at the Date of Termination. Any payments hereunder shall be made in a lump sum within thirty (30) days after the Date of Termination. Notwithstanding the foregoing, in the event Executive is a Specified Employee (within the meaning of Treasury Regulations §1.409A-1(i)), then, to the extent necessary to avoid penalties under Code Section 409A, no payment shall be made to Executive prior to the first day of the seventh month following the Date of Termination in excess of the “permitted amount” under Code Section 409A. For these purposes, the “permitted amount” shall be an amount that does not exceed two times the lesser of: (i) the sum of Executive’s annualized compensation based upon the annual rate of pay for services provided to the Bank for the calendar year preceding the year in which occurs the Date of Termination or (ii) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Code Section 401(a)(17) for the calendar year in which occurs the Date of Termination. Payment of the “permitted amount” shall be made within thirty (30) days following the Date of Termination. Any payment in excess of the permitted amount shall be made to Executive on the first day of the seventh month following the Date of Termination. Such payments shall not be reduced in the event Executive obtains other employment following termination of employment.

(d)     To the extent required under applicable law, upon the occurrence of an Event of Termination, the Bank will cause to be continued life insurance and non-taxable medical coverage substantially identical to the coverage maintained by the Bank for Executive and her family prior to Executive’s termination.

(e)     Notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate payments or benefits to be made or afforded to Executive under this Section constitute an “excess parachute payment” under Code Section 280G or any successor thereto, and in order to avoid such a result, Executive’s benefits hereunder shall be reduced, if necessary, to an amount, the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount,” as determined in accordance with Code Section 280G. The allocation of the reduction required hereby shall be determined by Executive, provided, however, that if it is determined that such election by Executive shall be in violation of Code Section 409A, the allocation of the required reduction shall be pro-rata.

(f)     For purposes of Section 4, Event of Termination shall be construed to require a “Separation from Service” as defined in Code Section 409A and the Treasury Regulations promulgated thereunder. The Bank and Executive reasonably anticipate that the level of bona fide services Executive would perform, if any, after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period.

5.	TERMINATION FOR JUST CAUSE.

(a)     The term “Termination for Just Cause” shall mean termination because of Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement.

(b)     Notwithstanding Section 5(a), neither the Company nor the Bank may terminate Executive for Just Cause unless and until there shall have been delivered to her a Notice of

Termination, finding that in the good faith opinion of the Chief Executive Officer, Executive was guilty of conduct justifying Termination for Just Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Just Cause. During the period beginning on the date of the Notice of Termination for Just Cause through the Date of Termination, any unvested stock options and related limited rights granted to Executive under any stock option plan shall not be exercisable nor shall any unvested awards granted to Executive under any stock benefit plan of the Bank, the Company or any subsidiary or affiliate thereof, vest. At the Date of Termination, any such unvested stock options and related limited rights and any such unvested awards shall become null and void and shall not be exercisable by or delivered to Executive at any time subsequent to such Termination for Just Cause. In the Event of Executive’s Termination for Just Cause, Executive shall resign immediately as a director of the Company and the Bank, and as a director and/or officer of any subsidiary or affiliate of the Company and/or the Bank.

6.	TERMINATION FOR DISABILITY OR DEATH.

(a)     The Bank or Executive may terminate Executive’s employment after having established Executive’s Disability. For purposes of this Agreement, “Disability” shall be deemed to have occurred if: (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for continuous period of not less than 12 months, Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank; or (iii) Executive is determined to be totally disabled by the Social Security Administration. As a condition to any benefits, the Chief Executive Officer may require Executive to submit to such physical or mental evaluations and tests as the Chief Executive Officer deems reasonably appropriate, at the Bank’s expense. In the event of such Disability, Executive shall be entitled to receive benefits under any short or long-term disability plan maintained by the Bank. To the extent that such benefits are less than Executive’s Base Salary, the Bank shall pay Executive an amount equal to the difference between such disability plan benefits and the amount of Executive’s Base Salary for the remaining term of the Agreement, following the termination of Executive’s employment due to Disability. Accordingly, any payments required hereunder shall commence within thirty (30) days from the Date of Termination due to Disability and be payable in monthly installments.

(b)     In the event of Executive’s death during the term of this Agreement, her estate, legal representatives or named beneficiary or beneficiaries (as directed by Executive in writing) shall be paid Executive’s Base Salary, at the rate in effect at the time of Executive’s death for the remainder of the then-current term, which payments shall commence within thirty days following the date of Executive’s death.

7.	TERMINATION UPON RETIREMENT

Termination of Executive’s employment based on “Retirement” shall mean termination of Executive’s employment on or after age 65 unless extended by the Board or in accordance with any retirement policy established by the Bank or the Company with Executive’s consent with respect to her. Upon termination of Executive’s employment based on Retirement, no amounts or benefits shall be due Executive under this Agreement, and Executive shall be entitled to all benefits under any retirement plan of the Bank and other plans to which Executive is a party.

8.	RESIGNATION FROM BOARDS OF DIRECTORS

In the event of termination of Executive’s employment for any reason other than upon a Change in Control, Executive shall resign as a director of the Company and the Bank, and/or as a director and/or officer of any subsidiary or affiliate of the Company and/or the Bank.

9.	NOTICE.

(a)     Any notice required hereunder shall be in writing and hand-delivered to the other party. Hand delivery to the Bank may be made to the Chief Executive Officer. Any termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b)      “Date of Termination” shall mean (A) if Executive’s employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that she shall not have returned to the performance of her duties on a full-time basis during such thirty (30) day period), and (B) if her employment is terminated for any other reason, the date specified in the Notice of Termination.

(c)     If the party receiving a Notice of Termination desires to dispute or contest the basis or reasons for termination, the party receiving the Notice of Termination must notify the other party within thirty (30) days after receiving the Notice of Termination that such a dispute exists, and shall pursue the resolution of such dispute in good faith and with reasonable diligence. During the pendency of any such dispute, neither the Company nor the Bank shall be obligated to pay Executive compensation or other payments beyond the Date of Termination.

10.	SOURCE OF PAYMENTS.

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Company, however, guarantees payment and provision of all amounts and benefits due hereunder to Executive, and if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

11.	EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Bank or any predecessor of the Bank and Executive.

No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to her without reference to this Agreement.

12.	NO ATTACHMENT; BINDING ON SUCCESSORS.

(a)     Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

(b)     This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank and their respective successors and assigns.

13.	MODIFICATION AND WAIVER.

(a)     This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)     No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

14.	REQUIRED PROVISIONS.

(a)     The Bank may terminate Executive’s employment at any time, but any termination by the Bank other than Termination for Just Cause as defined in Section 5 hereof shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall have no right to receive compensation or other benefits for any period after Termination for Cause.

(b)     If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) [12 U.S.C. §1818(e)(3)] or 8(g)(1) [12 U.S.C. §1818(g)(1)] of the Federal Deposit Insurance Act (the “FDI Act”), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(c)     If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) [12 U.S.C. §1818(e)(4)] or 8(g)(1) [12 U.S.C. §1818(g)(1)] of the FDI Act, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d)     If the Bank is in default as defined in Section 3(x)(1) [12 U.S.C. §1813(x)(1)] of the FDI Act, all obligations of the Bank under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e)     All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank, (i) by the Director of the Office of Thrift Supervision (“OTS”) or his or her designee, at the time the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) [12 U.S.C. §1823(c)] of the FDI Act; or (ii) by the Director or his or her designee at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(f)     Notwithstanding anything herein contained to the contrary, any payments to Executive by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDI Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

15.	NON-COMPETITION AND POST-TERMINATION OBLIGATIONS.

(a)     All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with paragraph (b), (c) and (d) of this Section 15.

(b)     Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between Executive and the Bank or any of its subsidiaries or affiliates.

(d)     Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Bank, the Company and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Bank, the Company and affiliates thereof. Executive will not, during or after the term of her employment, disclose any knowledge of the past, present, planned or considered business activities of the Bank, Company or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever (except for such disclosure as may be required to be provided to the OTS, the FDIC, or other regulatory agency with jurisdiction over the Company, the Bank or Executive). Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank, and Executive may disclose any information regarding the Bank which is otherwise publicly available or which Executive is otherwise legally required to disclose. In the event of a breach or threatened breach by Executive of the provisions of this Section 15, the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, her knowledge of the past, present, planned or considered business activities of the Bank or the Company or any of their affiliates, or from rendering any services to any person, firm, corporation or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Bank and the Company from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Executive.

(d)     Executive agrees that Executive will not, in any manner whatsoever, during her employment with the Company and the Bank and for a period of two (2) years following the termination of Executive’s employment, either as an individual or as a partner, stockholder, director, officer, principal, employee, agent, consultant, or in any other relationship or capacity, with any person, firm, corporation or other business entity, either directly or indirectly, solicit or induce or aid in the solicitation or inducement of any employees of the Company or the Bank to leave their employment with the Company or the Bank. Executive further agrees that Executive will not, in any manner whatsoever, during Executive’s employment with the Company or the Bank and for a period of two (2) years following the termination of Executive’s employment with the Company or the Bank, either as an individual or as a partner, stockholder, director, officer, principal, employee, agent, consultant or in any other relationship or capacity with any person, firm, corporation or other business entity, either directly or indirectly, solicit the business of any customers or clients of the Company or the Bank at the time of the termination of Executive’s employment with the Company or the Bank.

16.	SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

17.	HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

18.	GOVERNING LAW.

This Agreement shall be governed by the laws of the State of Illinois but only to the extent not superseded by federal law.

19.	ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, conducted before a single arbitrator selected by the Bank and Executive sitting in a location selected by the Bank and Executive within twenty-five (25) miles of Edwardsville, Illinois in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

20.	PAYMENT OF LEGAL FEES.

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, provided that the dispute or interpretation has been settled by Executive and the Bank or resolved in Executive’s favor, and such reimbursement shall occur no later than sixty (60) days after the end of the year in which the dispute is settled or resolved in Executive’s favor.

21.	INDEMNIFICATION.

(a)     The Bank shall provide Executive (including her heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and shall indemnify Executive (and her heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by her in connection with or arising out of any action, suit or proceeding in which she may be involved by reason of her having been a director or officer of the Bank (whether or not she continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Board); provided, however, the Bank shall not be required to indemnify or reimburse Executive for legal expenses or liabilities incurred in connection with an action, suit or proceeding arising from any illegal or fraudulent act committed by Executive. Any such indemnification shall be made consistent with OTS Regulations and Section 18(k) of the FDI Act, 12 U.S.C. §1828(k), and the regulations issued thereunder in 12 C.F.R. Part 359.

(b)     Notwithstanding the foregoing, no indemnification shall be made unless the Bank gives the OTS at least 60 days’ notice of its intention to make such indemnification. Such notice shall state the facts on which the action arose, the terms of any settlement, and any disposition of the action by a court. Such notice, a copy thereof, and a certified copy of the resolution containing the required determination by the Board shall be sent to the Regional Director of the OTS, who shall promptly acknowledge receipt thereof. The notice period shall run from the date of such receipt. No such indemnification shall be made if the OTS advises the Bank in writing within such notice period, of its objection thereto.

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IN WITNESS WHEREOF, the Company and the Bank have caused this Agreement to be executed by their duly authorized representatives, and Executive has signed this Agreement, effective as of the Effective Date. The Company has become a party to this Agreement for the sole purpose of binding itself to the duties and obligations set forth in Sections 10 and 21 hereof.

FIRST CLOVER LEAF BANK

October 21, 2008	By:	/s/ Dennis Terry
Date		Dennis Terry, President and
Chief Executive Officer

FIRST CLOVER LEAF FINANCIAL CORP.

October 21, 2008	By:	/s/ Dennis Terry
Date		Dennis Terry, President and
Chief Executive Officer

EXECUTIVE:

October 21, 2008	/s/ Lisa Fowler
Date	Lisa Fowler